Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in Registration Statement Nos. 333-161662, 333-144827, 333-124911, and 333-176675 on Form S-8 of our report dated March 7, 2012 (June 25, 2012 as to Note 21) relating to the consolidated financial statements of SunOpta Inc., and our report dated March 7, 2012 relating to the effectiveness of SunOpta Inc.’s internal control over financial reporting, appearing in this Current Report on Form 8-K of SunOpta Inc. dated June 25, 2012.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants
Licensed Public Accountants
Toronto, Canada
June 25, 2012